Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR THE SECOND QUARTER OF 2003

                PASADENA, California, August 25, 2003 — PAULA Financial (NASDAQ:PFCO) today announced net income for the second quarter of 2003 of $0.02 per share compared to $0.01 per shares for the 2002 period. Total revenue for the second quarter of 2003 was $4.3 million compared to $2.9 million for the 2002 period.

                Net income for the first six months of 2003 was $0.07 per share compared to $0.04 per shares for the 2002 period. Total revenue for the first six months of 2003 was $8.9 million compared to $6.2 million for the 2002 period. Cash flows from operations were $2.4 million in the first six months of 2003 compared to $0.4 million in the 2002 period.

                Pan American Underwriters (PAU), the Company’s agency subsidiary, continued its pattern of profitability in the second quarter of 2003. Jeff Snider, Chairman and CEO, observed, “We are very pleased with the agency’s operating results during the first half of 2003. Results for 2003 are improved over the same 2002 period in spite of the elimination of expense reimbursements previously paid to the Company by its former affiliate, PAULA Insurance Company. Policy persistency remains high and we have generated net new business gains in each month of the 2003 year.

                Uncertainty related to the State Compensation Insurance Fund (SCIF) of California, and its already announced decision to reduce agent commissions effective August 2003, has not been a total surprise. Instability in the California workers’ compensation system is finally burdening the state’s largest underwriter. Slightly more than 50% of the Company’s workers’ compensation commissions (adjusted for the new commission levels) are derived from SCIF. The Company is optimistic that the combination of new business generation and premium rate improvement will offset the impact of the reduction of SCIF commissions as those reductions become effective over the course of the 2004 period.”

                For the first six months of 2003, workers’ compensation commissions from all carriers accounted for 41% of commission income as compared to 48% in the same 2002 period. This change reflects the Company’s successful efforts to diversify its historical revenue mix with new insurance products.

                Snider added, “The agency’s largest crop insurance underwriting partner, Rural Communities Insurance Services (RCIS), recently announced its acquisition of the crop insurance assets of Fireman’s Fund. Earlier in 2003, PAU acquired a 100% interest in the Roudebush & Avina Insurance Agency (“R&A”) of Modesto, California. R&A produced crop insurance sales primarily for Fireman’s Fund. RCIS has advised the Company of their affirmative interest in supporting the R&A crop portfolio pursuant to their acquisition of the Fireman’s Fund crop insurance program. PAU is one of RCIS’ largest nationwide producers of crop insurance business.”

                In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

                PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks Vice President - Finance PAULA Financial 87 East Green Street, Suite 206 Pasadena, CA 91105 (626) 844-7500